Exhibit 10.1

May 24, 2022

Dear Joe:

This letter agreement (this “Agreement”) outlines our understanding with respect to your continuing obligations to Chevron Corporation (the “Company”) and its affiliates concerning confidentiality, competition and other matters as set forth herein, as well as the treatment of certain Company equity awards held by you.

1. 2021 RSU Award. On January 27, 2021, the Company awarded you a Special Restricted Stock Unit Award under the Company’s Long-Term Incentive Plan covering 18,150 units (the “2021 RSU Award”). In consideration of your compliance with your obligations under this Agreement, the Company agrees to waive the continued employment requirements applicable to the vesting of the 2021 RSU Award. Provided that you continue to comply with your obligations set forth in this Agreement, the 2021 RSU Award will vest on January 31, 2024, and settle no later than 30 days thereafter, even if your employment with the Company terminates prior to such date. This Agreement amends the 2021 RSU Award accordingly.

2.Confidentiality.

a.During your employment, you have been given access to and received Confidential Information (as defined below) regarding the business of the Company and its affiliates (collectively, the “Company Group”). You agree that the Confidential Information constitutes a protectable business interest of the Company Group and agree that at all times during and after your employment, you will not, directly or indirectly, disclose any Confidential Information other than in the proper performance of your duties for the Company Group. “Confidential Information” includes: (i) information embodied in inventions, discoveries and improvements, whether patentable or unpatentable, including trade secrets; (ii) geological and geophysical data and analyses thereof, well information, discoveries, development initiatives, reserves, offshore bidding strategies, potential value of unleased offshore acreage, exploration and other business strategies and investment plans, business methods, current and planned technology, processes and practices relating to the existence of, exploration for, or the development of oil, gas, or other potentially valuable raw material, product, mineral or natural resource of any kind; (iii) confidential personnel or Human Resources data; (iv) customer lists, pricing, supplier lists, and Company Group processes; (v) any other information having present or potential commercial value; and (vi) confidential information of any kind in possession of the Company Group, whether developed for or by the Company Group (including information developed by you), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company Group in confidence for use in any aspect of its business. Confidential Information shall not be limited to information designated or marked as such through use of such words as “classified,” “confidential” or “restricted.” Confidential Information does not include any information that is or becomes generally known through no wrongful act or omission of yours or of others.

May 24, 2022

b.Nothing in this Agreement in any way interferes with your right and responsibility to give truthful testimony under oath, or precludes you from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency. Under the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

3.Non-Competition and Non-Solicitation.

a.You acknowledge that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. You further acknowledge that the Confidential Information is of significant competitive value to the Company in the energy industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect the Confidential Information against inappropriate use or disclosure, and in consideration of the waiver of the continued employment requirements applicable to your 2021 RSU Award, you agree that:

i.From the date of this Agreement through January 31, 2024 (the “Restricted Period”), you will not, directly or indirectly (including as an employee, officer, director, owner, consultant, manager, or independent contractor), render services to any Specified Business anywhere in the world. “Specified Business” means Exxon Mobil Corp., BP plc, Shell plc, TotalEnergies SE, Marathon Petroleum Corp., Marathon Oil Corporation, Occidental Petroleum Corporation, ConocoPhillips Company, The Philips 66 Company, Valero Energy Corporation, Hess Corp., and any direct or indirect parent or subsidiary of any such entity.

ii.During the Restricted Period, you will not, directly or indirectly, solicit, recruit or hire any person who is an employee of the Company Group. However, this does not prohibit solicitations made by you to the general public; this also does not apply when a Company Group employee responds on his or her own initiative to a publicly posted position made by you or your subsequent employer/business (if any).

iii.During the Restricted Period, you will not directly or indirectly solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company Group with whom you had material dealings in the 12-month period immediately preceding your termination to terminate or diminish its relationship with the Company Group.

May 24, 2022

4.Relief and Remedies. You acknowledge and agree that the remedy at law available to the Company for a breach or threatened breach of any of your obligations under this Agreement would be inadequate. You agree that, in addition to any other rights or remedies that the Company may have at law or in equity, upon breach or threatened breach of your obligations hereunder, the Company will be entitled to seek injunctive relief, without proving any actual damages. Such relief will be in addition to all other rights and remedies available to the Company.

5.Reasonableness. You acknowledge and agree that you have carefully read and considered all the terms and conditions of this Agreement. You acknowledge that (a) your obligations under this Agreement are reasonable in respect to subject matter, length of time and geographic area in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations, and (b) such restraints will not prevent you from obtaining other suitable employment during the period in which you are bound.

6.Complete Agreement. This Agreement and the 2021 RSU Award, as amended hereby, embody the complete agreement and understanding between you and the Company with respect to the subject matter hereof; provided, however, that the restrictive covenants set forth in Paragraphs 2 and 3 are in addition to, and not in lieu of, any restrictive covenants contained in any other agreement, including any other confidentiality agreement, between you and any member of the Company Group.

7.Miscellaneous. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. Both the Company and you agree to resolve by arbitration any and all claims related to or arising under this Agreement. The arbitration must be before a single arbitrator and administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date you sign this Agreement (the “Rules”), available at https://adr.org/sites/default/files/Commercial%20Rules.pdf. The arbitration will be held in Houston, Texas or another mutually agreeable location. This Agreement is governed by the Federal Arbitration Act. If any provision of the Rules or of this Agreement is determined by the arbitrator to be unlawful or unenforceable, such provision shall be severed or modified so that this Agreement may be enforced to the greatest extent permissible under applicable law, with all remaining terms and provisions to continue in full force and effect. Both you and the Company waive the right to bring any claim covered by this Agreement as a class, collective, or representative action and the right to join or intervene in any such action involving any claim covered by this Agreement. If there is a conflict between the Rules and this Agreement, the terms of this Agreement control. The Arbitrator must provide the parties with a written decision and award. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

To confirm your acceptance of the terms of this Agreement, please return a signed copy of this Agreement to Rhonda Morris by no later than May 24, 2022.

May 24, 2022

Sincerely,

CHEVRON CORPORATION

By: /s/ Rhonda Morris
Name: Rhonda Morris Date: 5/25/2022
Title: Vice President and Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Joseph C. Geagea
Joseph C. Geagea     Date: 5/24/2022